Exhibit 99.1

Lionsgate and Hasbro Sign Agreement for Lionsgate to Acquire

Global Independent Content Platform eOne

Acquisition Adds 6,500 Titles to Lionsgate Library, Strengthens its Scripted and Unscripted

Television Business and Expands its Presence in Canada and the UK

SANTA MONICA, CA, and PAWTUCKET, RI, August 3, 2023 – Lionsgate (NYSE: LGF.A, LGF.B) and Hasbro (NASDAQ: HAS) today announced that they have signed an agreement under which Lionsgate will acquire the independent content platform eOne in a transaction valued at approximately $500 million, comprised of cash of $375 million subject to additional purchase price adjustments, and the assumption of production financing loans. The agreement is subject to Hart-Scott-Rodino approval and customary closing conditions.

eOne is a world-class producer of scripted and unscripted television and motion pictures with global distribution and a 6,500-title film and television library. Under the agreement, Lionsgate will acquire a library that includes titles such as 1917, Atomic Blonde, Green Book, Grey’s Anatomy, Criminal Minds, Renegade and Designated Survivor. eOne’s scripted television business is powered by The Rookie TV franchise, now in its sixth season on ABC, the hit spinoff The Rookie: Feds, and production of Showtime’s critically-acclaimed horror thriller Yellowjackets. eOne’s unscripted business is led by the long-running hit reality series Naked & Afraid, now in its 11th season on Discovery.

eOne’s film division has a track record of critically-acclaimed films including last year’s action adventure The Woman King, which debuted to widespread critical acclaim, the Academy Award-nominated The United States v. Billie Holiday, and 1917, eOne’s highest-grossing UK release ever. As part of the agreement, Lionsgate also will acquire film development rights to Hasbro’s Monopoly, based on the wildly popular board game. The eOne acquisition will allow Lionsgate to continue to scale its operations in the UK and Canada, where it has recently launched production partnerships with BBC Studios (Ghosts), Channel Four (Motherland), the CBC (Son of A Critch), Rogers’ CityTV (Wong & Winchester) and Bell Media.

“The acquisition of eOne checks off all the boxes in areas that play to our core strengths,” said Lionsgate CEO Jon Feltheimer. “It will be immediately and highly accretive, adds a world-class library with thousands of properties, strengthens our scripted and unscripted television business and continues to expand our presence in Canada and the UK. The deal is the culmination of our long-standing relationship with the immensely talented team at eOne, and it continues to build our position as one of the world’s leading independent content platforms with a stockpile of great intellectual properties and a unique, non-replicable portfolio of assets.”

The deal was negotiated by COO Brian Goldsmith, EVP & General Counsel Bruce Tobey, EVP Corporate Development Miles Delaney and VP Corporate Development Suzy Felfeli for Lionsgate. Jefferies & Co., Ernst & Young and Sheppard Mullin advised Lionsgate on the transaction.

About Lionsgate

Lionsgate (NYSE: LGF.A, LGF.B) encompasses world-class motion picture and television studio operations aligned with the STARZ premium global subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. The Company’s film, television, subscription and location-based entertainment businesses are backed by a 18,000-title library and a valuable collection of iconic film and television franchises. A digital age company driven by its entrepreneurial culture and commitment to innovation, the Lionsgate brand is synonymous with bold, original, relatable entertainment for audiences worldwide.

###

For media inquiries, please contact:

Peter D. Wilkes, Lionsgate

310-255-3726

pwilkes@lionsgate.com

Forward-Looking Statements

This press release contains forward-looking information related to the Company and the proposed acquisition of the eOne content platform business (“eOne”) from Hasbro, Inc. (“Hasbro”) by the Company, that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. When used in this communication, words such as “enables”, “intends”, “will”, “can”, “expected”, “enhances” and similar expressions and any other statements that are not historical facts are intended to identify forward-looking statements. Forward-looking statements in this press release include, among other things, statements about the potential benefits of the proposed transaction, the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of the Company, eOne or Hasbro, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of the Company to consummate the proposed transaction on a timely basis or at all; the Company’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; the Company’s ability to successfully integrate eOne’s operations; the Company’s ability to implement its plans, forecasts and other expectations with respect to eOne’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; risks related to diverting management’s attention from the Company’s ongoing business operations; potential negative effects of the announcement or the consummation of the proposed transaction on the market price of the Company’s common stock or on the Company’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; future levels of the Company’s indebtedness; and the effect of the announcement or pendency of the transaction on the Company’s or eOne’s business relationships, operating results, and business generally.

Further information on these and other risks and uncertainties relating to the Company can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings the Company makes with the SEC from time to time and available at www.sec.gov. Copies of documents filed with the SEC by the Company (when they become available) may be obtained free of charge on the Company’s website at https://investors.lionsgate.com/. The forward-looking statements included in this communication are made only as of the date hereof. The Company disclaims any obligation to update these forward-looking statements, except as required by law.